Exhibit 107

Calculation of Filing Fee Tables

Form S-1MEF

(Form Type)

QuasarEdge Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.0001 par value, and one right to receive one-fifth (1/5) of one ordinary share(2)	1,380,000	$10.00	$13,800,000.00	0.0001381	$1,905.78
Ordinary shares, $0.0001 par value, included as part of the units(3)	1,380,000	-	-	-	-	(4)
Ordinary shares underlying the rights included as part of the units(3)	276,000	10	$2,760,000.00	0.0001381	$381.16	(4)
Representative Shares(5)	27,600	$10.00	$276,000.00	0.0001381	$38.12
Total Offering Amounts			$16,836,000.00		$2,325.05
Total Fees Previously Paid					$447.77
Net Fee Due					$1,877.28

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 180,000 units, consisting of 180,000 ordinary shares and 180,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)	Includes 27,600 shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.